As filed with the Securities and Exchange Commission on May 20, 2004        Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Blue Nile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	91-1963165
(State of Incorporation)	(I.R.S. Employer Identification No.)

705 Fifth Avenue S, Suite #900
Seattle, WA 98104
(206) 336-6700
(Address of principal executive offices)

2004 Equity Incentive Plan
2004 Non-Employee Directors’ Stock Option Plan
2004 Employee Stock Purchase Plan
1999 Equity Incentive Plan
(Full title of the plans)

Mark C. Vadon
President and Chief Executive Officer
Blue Nile, Inc.
705 Fifth Avenue S, Suite #900
Seattle, WA 98104
(206) 336-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark P. Tanoury	Patrick J. Schultheis
John M. Geschke	Christian E. Montegut
Gordon K. Ho	Wilson Sonsini Goodrich & Rosati
Cooley Godward LLP	Professional Corporation
Five Palo Alto Square	5300 Carillon Point
3000 El Camino Real	Kirkland, Washington 98033
Palo Alto, CA 94306	(425) 576-5800
(650) 843-5000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities		Offering	Aggregate	Amount of
to be Registered (1)	Amount to be Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.001 per share	5,461,328 shares	$3.98– $20.50	$87,155,285.44	$11,042.57

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and non-employee benefit plans described herein.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the (a) the weighted average exercise price for outstanding options granted pursuant to the Registrant’s 1999 Equity Incentive Plan and (b) the initial public offering price of the Registrant’s Common Stock.

The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares reserved for future grant under the 2004 Equity Incentive Plan	2,560,000	$20.50	(2)(b)	$52,480,000
Shares reserved for future grant under the 2004 Non-Employee Directors’ Stock Option Plan	400,000	$20.50	(2)(b)	$8,200,000
Shares reserved for future grant under the 2004 Employee Stock Purchase Plan	1,000,000	$20.50	(2)(b)	$20,500,000
Shares issuable pursuant to outstanding options under the 1999 Equity Incentive Plan	1,501,328	$3.98	(2)(a)	$5,975,285.44
Proposed Maximum Offering Price				$87,155,285.44
Registration Fee				$11,042.57

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INTERESTS OF NAMED EXPERTS AND COUNSEL
INDEMNIFICATION OF DIRECTORS AND OFFICERS
EXHIBITS
UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by Blue Nile, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

          (a)     The Company’s prospectus filed on May 20, 2004 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statement on Form S-1 (File No. 333-113494), that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

          (b)     The description of the Company’s Common Stock which is contained in a registration statement on Form 8-A filed on May 13, 2004 (File No. 000-50793) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

INTERESTS OF NAMED EXPERTS AND COUNSEL

          The validity of the issuance of the common stock offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, Cooley Godward LLP beneficially owned 12,480 shares of our common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Our restated certificate of incorporation contains provisions limiting the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that a director will not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, but will continue to be subject to liability for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

          If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our restated certificate of incorporation does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

          In addition, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law, including the non-exclusivity provisions of Delaware law, and our bylaws, subject to limited exceptions. These agreements, among other things, provide for indemnification of our directors and executive officers for fees, expenses, judgments, damages, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or executive officer, including any action by us, arising out of that person’s services as our director or executive officer or that person’s services provided to any other company or enterprise at our request. We believe that these bylaw provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain liability insurance for our officers and directors.

EXHIBITS

Exhibit
Number
5.1	Opinion of Cooley Godward LLP.
10.1.1*	Blue Nile, Inc. 1999 Equity Incentive Plan.
10.1.2*	Form of Stock Option Agreement pursuant to the Blue Nile, Inc. 1999 Equity Incentive Plan.
10.2.1*	Blue Nile, Inc. 2004 Non-Employee Directors’ Stock Option Plan.
10.2.2*	Form of Stock Option Agreement pursuant to the Blue Nile, Inc. 2004 Non-Employee Directors’ Stock Option Plan.
10.3*	Blue Nile, Inc. 2004 Employee Stock Purchase Plan.
10.4.1*	Blue Nile, Inc. 2004 Equity Incentive Plan.
10.4.2*	Form of Stock Option Agreement pursuant to the Blue Nile, Inc. 2004 Equity Incentive Plan.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.

*	Documents incorporated by reference from the Company’s Registration Statement of Form S-1, as amended (333-113494), originally filed with the Commission on March 11, 2004.

UNDERTAKINGS

1.     The undersigned registrant hereby undertakes:

          (a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20%

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change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                    (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

          (b)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 20, 2004.

BLUE NILE, INC.

By:	/s/ Mark C. Vadon

Mark C. Vadon
President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark C. Vadon and Diane M. Irvine and each of them acting alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark C. Vadon	President, Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2004

Mark C. Vadon

/s/ Diane M. Irvine	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 20, 2004

Diane M. Irvine

/s/ Joseph Jimenez	Director	May 20, 2004

Joseph Jimenez

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/s/ Joanna A. Strober	Director	May 20, 2004

Joanna A. Strober

/s/ Augustus O. Tai	Director	May 20, 2004

Augustus O. Tai

/s/ Mary Alice Taylor	Director	May 20, 2004

Mary Alice Taylor

/s/ Brian P. McAndrews	Director	May 20, 2004

Brian P. McAndrews

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EXHIBIT INDEX

Exhibit
Number
5.1	Opinion of Cooley Godward LLP.
10.1.1*	Blue Nile, Inc. 1999 Equity Incentive Plan.
10.1.2*	Form of Stock Option Agreement pursuant to the Blue Nile, Inc. 1999 Equity Incentive Plan.
10.2.1*	Blue Nile, Inc. 2004 Non-Employee Directors’ Stock Option Plan.
10.2.2*	Form of Stock Option Agreement pursuant to the Blue Nile, Inc. 2004 Non-Employee Directors’ Stock Option Plan.
10.3*	Blue Nile, Inc. 2004 Employee Stock Purchase Plan.
10.4.1*	Blue Nile, Inc. 2004 Equity Incentive Plan.
10.4.2*	Form of Stock Option Agreement pursuant to the Blue Nile, Inc. 2004 Equity Incentive Plan.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.
24.1	Power of Attorney is contained on the signature pages.

*	Documents incorporated by reference from the Company’s Registration Statement of Form S-1, as amended (333-113494), originally filed with the Commission on March 11, 2004.